Exhibit 10.1

Execution Copy

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of February 20, 2013, is by and among Office Depot, Inc., a Delaware corporation (“Office Depot”), OfficeMax Incorporated, a Delaware corporation (“OfficeMax”), BC Partners, Inc., a Delaware corporation (the “Investor Representative”), and the several Investors listed on Schedule 1 hereto (the “Investors”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as in effect as of the date hereof).

WHEREAS, Office Depot, OfficeMax and certain of their wholly-owned Subsidiaries have entered into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented pursuant to the terms thereof, the “Merger Agreement”) providing for a business combination between Office Depot and OfficeMax (the “Merger”), on the terms and subject to the conditions set forth therein;

WHEREAS, on June 23, 2009, (i) Office Depot and the Investors entered into a Securities Purchase Agreement (the “Purchase Agreement”), pursuant to which Office Depot sold to the Investors, and the Investors purchased from Office Depot, the Preferred Shares (as defined below) on the terms and subject to the conditions set forth in the Purchase Agreement, (ii) Office Depot, the Investor Representative and the Investors entered into an Investor Rights Agreement (the “Investor Rights Agreement”) governing certain rights and obligations of the Investors in respect of the Preferred Shares and the Common Shares (as defined below) issuable upon conversion of the Preferred Shares, (iii) Office Depot, the Investor Representative and the Investors entered into a Registration Rights Agreement (the “Registration Rights Agreement”) and (iv) Office Depot and the Investors entered into a Management Rights Letter (the “Management Rights Letter”);

WHEREAS, as of the date hereof, each Investor beneficially owns the number of shares of Office Depot’s 10% Series A Redeemable Convertible Participating Perpetual Preferred Stock, par value $0.01 per share (the “Series A Preferred”), and Office Depot’s 10% Series B Redeemable Conditional Convertible Participating Perpetual Preferred Stock, par value $0.01 per share (the “Series B Preferred” and, together with the Series A Preferred, the “Preferred Shares”) set forth opposite the name of such Investor on Schedule 1 hereto (together with any other voting securities of Office Depot that such Investors acquire beneficial ownership of after the date hereof, the “Owned Shares”) and such Owned Shares represent all of the issued and outstanding Preferred Shares as of the date of this Agreement; and

WHEREAS, as an inducement and a condition to entering into the Merger Agreement, OfficeMax has required that the Investors and the Investor Representative agree, and the Investors and the Investor Representative have agreed, to enter into (i) this Agreement, pursuant to which the Investors will agree to provisions concerning the Owned Shares in connection with the Merger, upon the terms and subject to the conditions set forth herein, and (ii) that certain Termination Agreement, dated as of the date hereof (the “Termination Agreement”), which will be effective as of the closing of the Merger (the “Closing”), providing for the termination of the Investor Rights Agreement and the Management Rights Letter.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

1. Redemption of Preferred Shares.

(a) Each of the Investors and Office Depot hereby agrees that, effective as of immediately following receipt of (i) Office Depot Stockholder Approval and (ii) Office Depot Lender Consent (as defined below) to make the Shareholder Approval Redemption (as defined below) (collectively, the “Shareholder Approval Redemption Conditions”), 175,000 of the Preferred Shares then held by the Investors (the “Shareholder Approval Redemption Shares”) shall be redeemed for cash pursuant to Section 6(a)(1) of the Certificate of Designations of the Series A Preferred (the “Series A CoD”) and Section 6(a)(1) of the Certificate of Designations of the Series B Preferred (the “Series B CoD”), as the case may be (the “Shareholder Approval Redemption”). Office Depot agrees (x) to cause the Office Depot Stockholders Meeting to be held as soon as practicable following the date the Registration Statement is declared effective by the Commission and (y) to deliver written notice to the Investors as promptly as practicable (and, in any event, within 24 hours) of the Shareholder Approval Redemption Conditions being satisfied. Subject to the final sentence of this Section 1(a), each of Office Depot and the Investors agrees that (i) this Section 1(a) shall constitute a notice of redemption by Office Depot satisfactory to each of the Investors (and any defect in such notice or delivery thereof is hereby waived by each of the Investors) with respect to the Shareholder Approval Redemption Shares for purposes of the Series A CoD and Series B CoD, as the case may be, which notice shall be deemed to be received by the Investors within the time period provided by Section 6(c) of the Series A CoD and Section 6(c) of the Series B CoD and (ii) each of the Investors is hereby notified by Office Depot that: (A) the redemption date for the Shareholder Approval Redemption Shares shall be the date that the Shareholder Approval Redemption Conditions are satisfied (regardless of when the Investors deliver the certificates for the Shareholder Approval Redemption Shares), (B) the number of Preferred Shares to be redeemed shall be 175,000, (C) the redemption price per Shareholder Approval Redemption Share shall be as set forth in Section 6(a)(1) of the Series A CoD and Section 6(a)(1) of the Series B CoD, as the case may be, determined as of the date that the Shareholder Approval Redemption Conditions are satisfied, and (D) the redemption of the Shareholder Approval Redemption Shares shall occur as promptly as practicable following the date that the Shareholder Approval Redemption Conditions are satisfied. The Investors hereby agree to deliver and surrender the certificates representing the Shareholder Approval Redemption Shares to Office Depot as promptly as practicable following receipt of written notice that the Shareholder Approval Redemption Conditions have been satisfied (provided that failure to deliver such certificates shall not affect the validity of the redemption pursuant to this Agreement and the Series A CoD or Series B CoD, as the case may be) against payment therefor as provided in the next sentence. As promptly as practicable following the Investors’ surrender of the certificates representing the Shareholder Approval Redemption Shares, Office Depot shall deliver in cash by wire transfer in immediately available funds to each of the Investors the redemption price for the Shareholder Approval Redemption Shares held by such Investor redeemed in accordance with this Section 1(a) to an account or accounts designated by the Investors in writing to Office Depot. Notwithstanding anything contained herein or in the Series A CoD or Series B CoD to the contrary, the parties agree that (i) in the event that any of the Shareholder Approval Redemption

Conditions are not satisfied as of the Closing, the foregoing notice of redemption shall automatically be null and void without any further action of the parties and (ii) the foregoing notice of redemption shall not be deemed to be effective (or be deemed to have been delivered pursuant to Section 6(c) of the Series A CoD and Section 6(c) of the Series B CoD) unless and until the Shareholder Redemption Conditions are satisfied at or prior to the Closing.

(b) Each of the Investors and Office Depot hereby agrees that, effective as of immediately prior to the Closing and following (i) the satisfaction or waiver of all conditions to the Closing under the Merger Agreement other than the condition set forth in Section 7.2(g) of the Merger Agreement and (ii) receipt of Office Depot Lender Consent to make the Closing Redemption (as defined below) (collectively, the “Closing Redemption Conditions”), all of the Preferred Shares then held by the Investors (the “Closing Redemption Shares”) shall be redeemed for cash pursuant to Section 6(a)(1) of the Series A CoD and Section 6(a)(1) of the Series B CoD, as the case may be (the “Closing Redemption”). Subject to the final sentence of this Section 1(b), each of Office Depot and the Investors agrees that (i) this Section 1(b) shall constitute a notice of redemption by Office Depot satisfactory to each of the Investors (and any defect in such notice or delivery thereof is hereby waived by each of the Investors) with respect to the Closing Redemption Shares then held by the Investors for purposes of the Series A CoD and Series B CoD, as the case may be, which notice shall be deemed to be received by the Investors within the time period provided by Section 6(c) of the Series A CoD and Section 6(c) of the Series B CoD and (ii) each of the Investors is hereby notified by Office Depot that (A) the redemption date for the Closing Redemption Shares shall be the date of the Closing (regardless of when the Investors deliver the certificates for the Closing Redemption Shares to Office Depot), (B) the number of Preferred Shares to be redeemed shall be as set forth in the first sentence of this Section 1(b), (C) the redemption price per Closing Redemption Share shall be as set forth in Section 6(a)(1) of the Series A CoD and Section 6(a)(1) of the Series B CoD, as the case may be, determined as of the date of the Closing, and (D) the redemption of the Closing Redemption Shares shall occur immediately prior to the Closing (and following the satisfaction of the Closing Redemption Conditions) at the offices designated for the Closing pursuant to Section 1.2 of the Merger Agreement. The Investors hereby agree to deliver and surrender the certificates representing the Closing Redemption Shares to Office Depot no later than 9:00 a.m., New York time, on the date of the Closing (provided that failure to deliver such certificates shall not affect the validity of the redemption pursuant to this Agreement and the Series A CoD or Series B CoD, as the case may be) against payment therefor as provided in the next sentence. As promptly as practicable on the date of the Closing following the satisfaction of the Closing Redemption Conditions and such surrender, Office Depot shall deliver in cash by wire transfer in immediately available funds to each of the Investors the redemption price for the Closing Redemption Shares held by such Investor redeemed in accordance with this Section 1(b) to an account or accounts designated by the Investors in writing to Office Depot at least two business days prior to the Closing. Notwithstanding anything contained herein or in the Series A CoD or Series B CoD to the contrary, the parties agree that (i) in the event that any of the Closing Redemption Conditions are not satisfied at the Closing (including because the Merger Agreement is terminated in accordance with its terms), the foregoing notice of redemption shall automatically be null and void without any further action of the parties and (ii) the foregoing notice of redemption shall not be deemed to be effective (or be deemed to have been delivered pursuant to Section 6(c) of the Series A CoD and Section 6(c) of the Series B CoD) unless and until the Closing Redemption Conditions are satisfied at or prior to the Closing.

2. Conversion of Preferred Shares.

(a) Subject to Section 2(b) below, each Investor shall have the right any time following the receipt of the Office Depot Stockholder Approval and prior to the date of the Closing to convert any or all of the Preferred Shares into shares of Office Depot’s common stock, par value $0.01 per share (the “Common Shares”) in accordance with Section 7(a) of the Series A CoD and Section 7(a) of the Series B CoD, as applicable. Upon receipt by Office Depot of a conversion notice pursuant to Section 7(a) of the Series A CoD and Section 7(a) of the Series B CoD, as applicable, Office Depot shall promptly deliver to the Investors or their designees Common Shares issuable upon such conversion, which delivery shall be made, at the option of the Investors, in certificated form or by book-entry, to permit the Investors to consummate a sale of such Common Shares in a normal three trading day settlement cycle.

(b) None of the Investors shall convert any Preferred Shares if doing so would result in the Investors owning Common Shares in an aggregate amount equal to, or in excess of, 5.0% of the Undiluted Office Depot Stock (the “Threshold”) unless such Investors (i) have a good faith intention to sell prior to the Closing all such Common Shares converted or to be converted that are equal to, or in excess of, the Threshold and (ii) have entered into an underwriting or sale agreement or placed sell orders or made other arrangements to sell prior to the Closing such Common Shares in compliance with the provisions of this Agreement (collectively, a “Sale Arrangement”). In the event that (x) the Investors comply with the obligations set forth in the foregoing sentence but are unable to sell the Common Shares pursuant to the terms of the Sale Arrangement (other than as a consequence of any act or omission of the Investors), and, as a result, hold Common Shares equal to, or in excess of, the Threshold as of the close of business on the date immediately prior to the date of the Closing (such amount of Common Shares, the “Redeemable Common Shares”) and (y) Office Depot has received the Office Depot Lender Consent to repurchase the Redeemable Common Shares immediately prior to the Closing, Office Depot shall purchase from the Investors, and the Investors shall sell to Office Depot, immediately prior to the Closing (and following the satisfaction or waiver of all conditions to the Closing under the Merger Agreement other than the condition set forth in Section 7.2(g) of the Merger Agreement), the Redeemable Common Shares at a price per share equal to the closing price per Common Share reported at the close of the NYSE on the trading date immediately prior to the date of the Closing. To the extent that Office Depot has received the Office Depot Lender Consent to repurchase the Redeemable Common Shares immediately prior to the Closing, (x) the Investors hereby agree to deliver and surrender to Office Depot no later than 9:00 a.m., New York time, on the date of the Closing on a book-entry basis (or by delivery of certificates to the offices designated for the Closing pursuant to Section 1.2 of the Merger Agreement) the Redeemable Common Shares against payment therefor as provided in the next sentence and (y) as promptly as practicable on the date of the Closing following such surrender, Office Depot shall deliver in cash by wire transfer in immediately available funds to each of the Investors the purchase price of the Redeemable Common Shares purchased in accordance with this Section 2(b) to an account or accounts designated by the Investors in writing to Office Depot at least two business days prior to the Closing. For the avoidance of doubt, to the extent that Office Depot has not received the Office Depot Lender Consent to repurchase the Redeemable Common Shares immediately prior to the Closing, then the obligation for Office Depot to purchase the Redeemable Shares, and the obligation of the Investors to sell the Redeemable Shares, shall be null and void without any further action of the parties.

3. Dividends. Unless and until the Merger Agreement is terminated in accordance with its terms, from and after the date of this Agreement, Office Depot shall pay in cash all Net Preferred Dividends on the Preferred Shares on the applicable Dividend Payment Date for each Dividend Period in accordance with the Series A CoD and the Series B CoD, as the case may be, such that no amounts shall be added to the Liquidation Preference in accordance with the definition thereof. Capitalized terms used in this Section 3 and not defined in this Agreement have the respective meanings set forth in the Series A CoD and the Series B CoD, as the case may be.

4. Voting; Proxies; Etc.

(a) Agreement to Vote. Each Investor hereby agrees for the benefit of OfficeMax that, from and after the date hereof and until the earlier to occur of (i) the receipt of the Office Depot Stockholder Approval or (ii) the termination of this Agreement in accordance with the first sentence of Section 10 (such period, the “Proxy Period”):

(i) At any meeting of the stockholders of Office Depot called for purposes that include the issuance of Common Shares pursuant to the Merger Agreement, however called, or at any adjournment or postponement thereof, or in connection with any written consent of the stockholders of Office Depot or in any other circumstances in which the Investors are entitled to vote, consent or give any other approval with respect to the issuance of Common Shares pursuant to the Merger Agreement, each Investor shall (a) appear at such meeting or otherwise cause its Owned Shares to be counted as present thereat for purposes of calculating a quorum, and respond to each request by Office Depot for written consent, if any, and (b) vote or cause to be voted (including by written consent, if applicable) all of the Owned Shares (A) in favor of the issuance of Common Shares pursuant to the Merger Agreement and each of the other actions contemplated by the Merger Agreement and (B) in favor of the approval of any other matter that is required by applicable laws, statutes, rules or regulations (including stock exchange rules) (“Applicable Law”) or by any court, tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (“Governmental Authority”) to be approved by the stockholders of Office Depot to consummate the transactions contemplated by the Merger Agreement, including the issuance of Common Shares pursuant to the Merger Agreement.

(ii) At any meeting of the stockholders of Office Depot, however called, or at any adjournment or postponement thereof, or in connection with any written consent of the stockholders of Office Depot, or in any other circumstances in which the Investors are entitled to vote, consent or give any other approval, each Investor shall vote or cause to be voted (including by written consent, if applicable) all of the Owned Shares against any Office Depot Acquisition Proposal.

(iii) The Investors’ obligations under Section 4(a) and 4(b) shall be suspended during any period beginning on the date (a “Suspension Date”) that there has occurred an Office Depot Change of Recommendation, and, if applicable, ending on the date following the relevant Suspension Date that the Board of Directors of Office Depot (the “Board”) has recommended that the Office Depot stockholders vote in favor of the issuance of Common Shares pursuant to the Merger Agreement.

(b) Proxies. As security for the agreements of each Investor provided for herein, each Investor hereby grants to OfficeMax or its designee a proxy for the term of the Proxy Period to vote the Owned Shares as indicated in Section 4(a) above. Each Investor agrees that this proxy shall be irrevocable during the term of the Proxy Period and coupled with an interest and each of the Investors will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and each Investor hereby revokes any proxy previously granted by such Investor with respect to the Owned Shares.

(c) Restrictions. Each Investor agrees not to directly or indirectly:

(i) (x) sell, transfer, grant, pledge, encumber, assign or otherwise dispose of or hypothecate (collectively, “Transfer”) any Preferred Shares (unless such Transfer is to an Affiliate in accordance with Section 4.1 of the Investor Rights Agreement and the written joinder agreement executed by such Affiliate provides that such Affiliate agrees to be bound by the terms of this Agreement) or (y) knowingly (after reasonable inquiry) Transfer any Owned Shares (1) to any individual Person or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in an amount constituting 5.0% or more of the voting capital stock of Office Depot then outstanding or (2) to any individual Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that, immediately following such Transfer, would beneficially own in the aggregate more than 9.5% of the voting capital stock of Office Depot then outstanding, in each case in subclauses (y)(1) and (y)(2), other than to (A) any Investor, (B) any of its Affiliates (including commonly controlled or managed investment funds) who execute a written joinder agreement in a form approved by Office Depot pursuant to which such Affiliate agrees to be bound by the terms of Sections 3, 4 and 6 of the Investor Rights Agreement and the terms of this Agreement or (C) an underwriter in connection with a bona fide public offering or distribution to be effected in compliance with the provisions of this Agreement;

(ii) enter into any voting arrangement or understanding with respect to the Owned Shares (other than this Agreement and the Investor Rights Agreement), whether by proxy, voting agreement or otherwise, until such time as the Office Depot Stockholder Approval has been received;

(iii) enter into any contract, option, hedge or other arrangement or understanding (including any profit sharing arrangement) with respect to any of the Owned Shares; provided that any Sale Arrangement or transaction (including a bank underwriting) to effect the sale of Common Shares (following receipt of the Office Depot Stockholder Approval) shall not be deemed to be a violation of this clause (iii);

(iv) convert any shares of Preferred Shares into Common Shares until such time as the Office Depot Stockholder Approval has been received (following which time the Investors may convert the Preferred Shares pursuant to Section 2 above); or

(v) take any action that could make any of its representations or warranties contained herein untrue or incorrect or would have the effect of preventing or disabling such Investor from performing any of its obligations hereunder.

(d) Fiduciary Duties. Notwithstanding anything in this Section 4 to the contrary, the agreements of each Investor hereunder are made solely in such Person’s capacity as a beneficial owner of Preferred Shares and shall not be construed to limit or affect the rights and obligations of the Investor Designees (as defined in the Investor Rights Agreement) as directors of Office Depot.

(e) Board Representation. Notwithstanding anything to the contrary contained in Section 2.1(b) of the Investor Rights Agreement, in the event that any Investor Designee resigns from the Board and the Investor Representative appoints another individual (a “Replacement Investor Designee”) to the Board in the resigning Investor Designee’s place in accordance with the Investor Rights Agreement, the parties agree that such Replacement Investor Designee does not need to be an employee of BC Partners Limited, BC Partners Holdings Limited, BC Partners Inc., BC Partners s.à r.l., BC Partners Gmbh, BC Partners s.à r.l., BC Partners Suisse s.r.l. or CIE Management II Limited. Furthermore, the parties agree that no Investor Designee shall be a member of the Selection Committee and that the Investor Designees shall not participate in (or have their vote counted towards) any vote related to the election of a Successor CEO.

(f) Additional Agreements.

(i) The Investors agree that any sales of Common Shares as permitted by the terms of this Agreement and the Investor Rights Agreement shall be (x) conducted in accordance with the Office Depot Statement of Policy Concerning Securities Trading by Office Depot Associates in effect as of the date hereof (if applicable) and applicable securities laws, rules and regulations and (y) pursuant to an effective registration statement under the Securities Act or under Rule 144 of the Securities Act. Furthermore, the Investors agree that any block sales transactions utilized by or on behalf of the Investors to sell the Investors’ Common Shares will be effected only through registered broker-dealers.

(ii) The Investors agree not to directly or indirectly (x) engage in any investor presentations, roadshows or other marketing activities with respect to the Owned Shares; provided that customary marketing activities by broker-dealers (which are customarily engaged in by broker-dealers) in connection with any Sale Arrangement permitted by the terms of this Agreement shall not be deemed to violate this clause (x) or (y) make any disclosures to any Person concerning Office Depot or the transactions contemplated by the Merger Agreement, other than disclosures limited to public information previously disclosed by Office Depot or OfficeMax. In the event that Office Depot is required to make any investor presentations or disclosures in connection with any underwritten offering by the Investors, the Investors agree to not influence or direct, directly or indirectly, any disclosures by Office Depot. The parties agree that this Section 4(f)(ii) shall not be deemed to modify, restrict or otherwise limit in any respect any of the rights of the Investors or their Affiliates under the terms of the Registration Rights Agreement.

(iii) The Investors agree to notify Office Depot and OfficeMax in writing within 24 hours following a sale of any Common Shares.

(iv) Office Depot agrees that it will notify OfficeMax in writing within 24 hours upon receipt of notice that any of the Investors are exercising their right to convert any of the Preferred Shares into Common Shares.

(v) Office Depot agrees that (A) it will provide the Investor Representative (on behalf of the Investors) at least five business days prior written notice of the anticipated date of the Closing and (B) the Closing shall not occur until at least five business days following the date of receipt of the Office Depot Stockholder Approval.

(vi) Office Depot agrees that it will use its reasonable best efforts to obtain any consent or waiver required pursuant to the Office Depot Credit Agreement for Office Depot to (x) redeem the Shareholder Approval Redemption Shares as contemplated by Section 1(a), (y) redeem the Closing Redemption Preferred Shares as contemplated in Section 1(b) and (z) repurchase the Redeemable Common Shares as contemplated by Section 2(b) (collectively, the “Lender Consent”) as promptly as practicable (and, in any event, within 10 business days of the date hereof).

5. Representations and Warranties of the Investors. The Investors hereby jointly and severally represent and warrant to Office Depot and OfficeMax as of the date hereof as follows:

(a) Organization. Each of the Investors is duly organized and validly existing in the jurisdiction and the form of business entity as set forth on Schedule 1 hereto.

(b) Authorization; Validity of Agreement; Necessary Action. Each of the Investors and the Investor Representative has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of the Investors and the Investor Representative of this Agreement and the consummation by each of the Investors and the Investor Representative of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate, partnership or similar action and no other corporate, partnership or similar proceedings on the part of the Investors or the Investor Representative are necessary to authorize the execution and delivery by the Investors and the Investor Representative of this Agreement and the consummation by the Investors and the Investor Representative of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Investors and the Investor Representative and, assuming due and valid execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of each of the Investors and the Investor Representative, enforceable against each of the Investors and the Investor Representative in accordance with its terms.

(c) No Violations; Consents and Approvals.

(i) Neither the execution, delivery or performance of this Agreement by the Investors or the Investor Representative nor the consummation by the Investors or the Investor Representative of the transactions contemplated hereby nor compliance by the Investors or the Investor Representative with any of the provisions hereof will directly or indirectly (with or without notice or lapse of time or both): (A) contravene, conflict with, or result in a violation of, or give any Governmental Authority or other Person the right to exercise any remedy or obtain any relief under, any Applicable Law or any order, injunction, writ or decree to which the Investors, or any of the Investors’ assets, or the Investor Representative, or any of the Investor Representative’s assets, may be subject, or (B) require a consent, approval, ratification, permission, order or authorization from any Person; except, in the case of clause (A), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or impair the ability of the Investors or the Investor Representative from consummating the transactions contemplated hereby in any material respect, or otherwise prevent Office Depot or OfficeMax from exercising their respective rights under this Agreement in any material respect.

(ii) The execution and delivery of this Agreement by each of the Investors and the Investor Representative does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, require any consent, approval, license, permit, order, declaration or authorization of, or registration or filing with or notification to, any Governmental Authority, except where failure to obtain such consent, approval, license, permit, order, declaration, authorization or registration, or to make such filings or notifications, would not prevent or impair the ability of the Investors or the Investor Representative from consummating the transactions contemplated hereby in any material respect, or otherwise prevent Office Depot or OfficeMax from exercising their respective rights under this Agreement in any material respect.

(d) Shares. The Owned Shares are owned of record by the Investors as set forth on Schedule 1. Except pursuant to the terms of the Investor Rights Agreement, the Series A CoD and the Series B CoD, none of the Investors owns, of record or beneficially, any other voting securities of Office Depot or any warrants, options or other rights to acquire any voting securities of Office Depot. Except as otherwise disclosed in the Schedule 13D filed by the Investors and their Affiliates on July 2, 2009 (the “Investor Schedule 13D”), each of the Investors (i) has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 4 hereof, sole power to elect to convert and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Owned Shares set forth opposite such Investor’s name on Schedule 1, and (ii) except with respect to any Owned Shares set forth on Schedule 1 that are redeemed, converted, transferred or otherwise disposed of in accordance with the terms of this Agreement and the Investor Rights Agreement, will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 4 hereof, sole power to elect to convert and sole power to agree to all of the matters set forth in this Agreement, with respect to all of the Owned Shares set forth opposite such Investor’s name on Schedule 1, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws, rules and regulations and the terms of this Agreement. Each of the Investors has good and valid title to the Owned Shares and, except with respect to any Owned Shares set forth on Schedule 1 that are redeemed, converted, transferred or otherwise disposed of in accordance with the terms of this Agreement and the Investor Rights Agreement, at all times during the term hereof and as of immediately prior to the Closing will have good and valid title to the Owned Shares, free and clear of all liens, claims, security interests or other charges or encumbrances. As of the date of this Agreement, no Investor has entered into any discussions, contracts or other arrangements with respect to the transfer of any Owned Shares (other than this Agreement and the Termination Agreement).

(e) No Broker’s Fees. No broker, finder, investment banker or other Person is entitled to any broker’s, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Investors.

(f) Reliance. The Investors acknowledge and agree that OfficeMax is entering into the Merger Agreement and the transactions contemplated therein in reliance upon the Investors’ execution and delivery of this Agreement.

6. Representations and Warranties of Office Depot. Office Depot hereby represents and warrants to the Investors and OfficeMax as of the date hereof as follows:

(a) Organization. Office Depot is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(b) Corporate Authorization; Validity of Agreement; Necessary Action. Office Depot has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Office Depot of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Office Depot are necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Office Depot and, assuming due and valid execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of Office Depot, enforceable against it in accordance with its terms.

(c) No Violations; Consents and Approvals.

(i) Neither the execution, delivery or performance of this Agreement by Office Depot nor the consummation by it of the transactions contemplated hereby nor compliance by it with any of the provisions hereof will directly or indirectly (with or without notice or lapse of time or both): (A) contravene, conflict with, or result in a violation of, or give any Governmental Authority or other Person the right to exercise any remedy or obtain any relief under, any Applicable Law or any order, injunction, writ or decree to which Office Depot or any of its assets, may be subject; or (B) require a consent, approval, ratification, permission, order or authorization from any Person; except for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or impair the ability of Office Depot from consummating the transactions contemplated hereby in any material respect, or otherwise prevent Office Depot from exercising its rights under this Agreement in any material respect.

(ii) The execution and delivery of this Agreement by Office Depot does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, require any consent, approval, license, permit, order, declaration or authorization of, or registration or filing with or notification to, any Governmental Authority, except where failure to obtain such consent, approval, license, permit, order, declaration, authorization or registration, or to make such filings or notifications, would not prevent or impair the ability of Office Depot from consummating the transactions contemplated hereby in any material respect, or otherwise prevent Office Depot from exercising its rights under this Agreement in any material respect.

(d) Reliance. Office Depot acknowledges and agrees that OfficeMax is entering into the Merger Agreement and the transactions contemplated therein in reliance upon Office Depot’s execution and delivery of this Agreement.

7. Representations and Warranties of OfficeMax. OfficeMax hereby represents and warrants to the Investors and Office Depot as of the date hereof as follows:

(a) Organization. OfficeMax is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(b) Corporate Authorization; Validity of Agreement; Necessary Action. OfficeMax has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by OfficeMax of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of OfficeMax are necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by OfficeMax and, assuming due and valid execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of OfficeMax, enforceable against it in accordance with its terms.

(c) No Violations; Consents and Approvals.

(i) Neither the execution, delivery or performance of this Agreement by OfficeMax nor the consummation by it of the transactions contemplated hereby nor compliance by it with any of the provisions hereof will directly or indirectly (with or without notice or lapse of time or both): (A) contravene, conflict with, or result in a violation of, or give any Governmental Authority or other Person the right to exercise any remedy or obtain any relief under, any Applicable Law or any order, injunction, writ or decree to which OfficeMax or any of its assets, may be subject; or (B) require a consent, approval, ratification, permission, order or authorization from any Person; except for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or impair the ability of OfficeMax from consummating the transactions contemplated hereby in any material respect, or otherwise prevent OfficeMax from exercising its rights under this Agreement in any material respect.

(ii) The execution and delivery of this Agreement by OfficeMax does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, require any consent, approval, license, permit, order, declaration or authorization of, or registration or filing with or notification to, any Governmental Authority, except where failure to obtain such consent, approval, license, permit, order, declaration, authorization or registration, or to make such filings or notifications, would not prevent or impair the ability of OfficeMax from consummating the transactions contemplated hereby in any material respect, or otherwise prevent OfficeMax from exercising its rights under this Agreement in any material respect.

8. Further Agreement of the Investors. To the extent that the stock register for any of the Owned Shares is maintained by Office Depot’s transfer agent, each Investor hereby authorizes and requests Office Depot’s counsel to notify Office Depot’s transfer agent that there is a stop transfer order with respect to such Owned Shares (and that this Agreement places limits on the voting of the Owned Shares) until receipt of the Office Depot Stockholder Approval. Each Investor covenants that such Investor shall not request that Office Depot or its transfer agent register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Owned Shares, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in any of the Owned Shares by reason of any stock dividend or distribution, or any change in any of the Owned Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term “Owned Shares” shall be deemed to refer to and include the Owned Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Owned Shares may be changed or exchanged.

9. Further Assurances. From time to time prior to the Closing, at any other party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

10. Termination. Except with respect to Sections 10 through and including Section 25, the obligations of the parties under this Agreement shall terminate upon the earliest to occur of (a) the Closing, (b) the date that any amendment to, or waiver of, Office Depot’s rights under the Merger Agreement is effected without the Investor Representative’s consent (which, in connection with an amendment to, or waiver of, Article II of the Merger Agreement that relates to the structure of the transaction, shall not be unreasonably withheld (it being understood that the items specified in the following clause (i) shall not be deemed to be related to the structure of the transaction)) that (i) increases the Exchange Ratio or otherwise provides additional merger consideration to the OfficeMax Stockholders in exchange for shares of OfficeMax capital stock, (ii) disproportionately adversely affects the Investors in their capacity as holders of Common Shares (relative to other holders of Common Shares) or (iii) adversely affects the Investors in their capacity as holders of Preferred Stock or the Investors’ rights or obligations under this Agreement (including the ability of the Investors to enter into Sale Arrangements to sell the Common Shares); provided, however, it is hereby acknowledged and agreed that none of (w) an extension of the End Date that is mutually agreed upon by Office Depot and OfficeMax, (x) any waiver of the conditions to closing or covenants contained in the Merger Agreement (other than Section 7.1(a)(i) of the Merger Agreement) or (y) any amendment to Sections 1.4, 1.5, 2.1, 2.6 or 8.2 or an extension of the cure period in Section 8.1(j) (which, in each case, is not proposed with the express purpose of adversely affecting the Investors) shall be deemed to result in a termination of this Agreement pursuant to this clause (b)(iii) so long as Office Depot has complied with the covenant contained in Section 4(f)(v) of this Agreement and (c) the termination of the Merger Agreement in accordance with its terms. Notwithstanding the foregoing, no such termination shall relieve any party hereto of any liability for damages resulting from any breach of this Agreement (which breach, and liability therefor, shall not be affected by termination of this Agreement).

11. Costs and Expenses. The reasonable out of pocket costs and expenses (including legal fees and expenses) incurred by the Investors and the Investor Representative in connection with the review, negotiation, execution and delivery, as the case may be, of this Agreement, the Termination Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby, including any filings required to be made by the Investors or their Affiliates with the Commission (including the 13D Filing) in connection therewith, shall be paid by Office Depot up to a maximum amount of $300,000. In the event of litigation relating to this Agreement, if a court of competent jurisdiction issues a final, non-appealable order, the non-prevailing party in such litigation shall reimburse the prevailing party for its reasonable fees and expenses incurred in connection with the litigation (which fees and expenses, for the avoidance of doubt, will not be subject to, or count towards, the maximum amount set forth in the preceding sentence). Except as otherwise provided in this Section 11, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

12. Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware without regard to any choice of laws or conflict of laws provisions that would require the application of the laws of any other jurisdiction.

13. Jurisdiction; Enforcement. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). In addition, each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereby consents to service being made through the notice procedures set forth in Section 17 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 17 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement. EACH OF THE PARTIES KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14. Successors and Assigns. Except pursuant to a written joinder agreement executed by an Affiliate of an Investor in connection with a Transfer of Preferred Shares in accordance with Section 4(c) of this Agreement and Section 4.1 of the Investor Rights Agreement, neither this Agreement nor any of the rights, interests or obligations arising under this Agreement shall be directly or indirectly assigned, delegated, sublicensed or transferred by any of the parties (whether by operation of law or otherwise), in whole or in part, to any other Person without the prior written consent of the other parties, except that Office Depot or OfficeMax may assign, in their respective sole discretion, any or all of their respective rights, interests and obligations hereunder to any of their respective direct or indirect wholly owned Subsidiaries, provided that no such assignment shall relieve Office Depot or OfficeMax, as the case may be, from any of its obligations hereunder. Subject to the preceding sentence, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of the parties.

15. No Third-Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including any partner, member, shareholder, director, officer, employee or other beneficial owner of any party, in its own capacity as such or in bringing a derivative action on behalf of a party) shall have any standing as third-party beneficiary with respect to this Agreement or the transactions contemplated by this Agreement.

16. Entire Agreement. This Agreement, the Investor Rights Agreement (in respect of the period ending immediately prior to the Closing), the Termination Agreement (in respect of the period from and after the Closing), the Purchase Agreement and the other documents delivered pursuant to the Purchase Agreement, including the Registration Rights Agreement, constitute the full and entire understanding and agreement among the parties with regard to the subjects of this Agreement and such other agreements and documents; provided that it is acknowledged and agreed by the parties that the obligations of the Investors and the Investor Representative under this Agreement are supplemental and in addition to the obligations of the Investors and the Investor Representative under the Investor Rights Agreement (except to the extent such obligations have been modified by this Agreement). The Investors and Office Depot, as the case may be, acknowledge and agree that any waiver, notice or consent required of such party under the Series A CoD or Series B CoD in order to fully effectuate the transactions contemplated by this Agreement shall be deemed to have been given or made as a result of the execution and delivery of this Agreement.

17. Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications required or permitted under this Agreement shall be in writing and shall be mailed by reliable overnight delivery service or delivered by hand, facsimile or messenger as follows:

If to Office Depot:

Office Depot, Inc.

6600 North Military Trail

Boca Raton, Florida 33496

Attention: Elisa D. Garcia C.

Facsimile: (561) 438-1629

With a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Mario A. Ponce

                  Eric M. Swedenburg

Facsimile: (212) 455-2502

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Thomas W. Christopher

                  Michael P. Brueck

Facsimile: (212) 446-4900

If to OfficeMax:

OfficeMax Incorporated

263 Shuman Boulevard

Naperville, Illinois 60563

Attention: Matthew R. Broad

Facsimile: (630) 864-4526

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Beacon Street

Boston, Massachusetts 02108

Attention: Margaret A. Brown

Facsimile: (617) 305-4815

If to any Investor

or the Investor Representative:

BC Partners, Inc.

667 Madison Avenue

New York, New York 10065

Attention: Raymond Svider and Justin Bateman

Facsimile: (212) 891-2899

With a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention: Raymond Y. Lin and John Giouroukakis

Facsimile: (212) 751-4864

or in any such case to such other address, facsimile number or telephone as either party may, from time to time, designate in a written notice given in a like manner. Notices shall be deemed given when actually delivered by overnight delivery service, hand or messenger, or when received by facsimile if promptly confirmed.

18. Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of or acquiescence to any breach or default, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

19. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only if such amendment or waiver is in writing and signed, in the case of an amendment, by Office Depot, OfficeMax and the Investors or, in the case of a waiver, by the party against whom the waiver is to be effective (provided that Office Depot shall not agree to any waiver hereunder without the prior written consent of OfficeMax).

20. Investor Representative. All decisions, actions, consents, waivers and instructions under this Agreement by the Investor Representative shall be binding upon all of the Investors, and no Investor shall have the right to object to, dissent from, protest or otherwise contest the same. Office Depot and OfficeMax shall be entitled to rely on any decision, action, consent, waiver or instruction of the Investor Representative as being the decision, action, consent or instruction of the Investors, and Office Depot and OfficeMax are hereby relieved from any liability to any Investor for acts done by them in accordance with any such decision, act, consent, waiver or instruction.

21. Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format, each of which may be executed by less than all the parties, each of which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one instrument.

22. Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

23. Titles and Subtitles; Interpretation; Schedule 13D. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to in this Agreement means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by each of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. Office Depot and OfficeMax hereby acknowledge and agree that this Agreement and the Termination Agreement shall be disclosed as exhibits to the amendment to the Investor Schedule 13D (the “13D Filing”) that will be filed by the Investors as promptly as practicable following the execution and delivery this Agreement.

24. Post-Closing Standstill Restrictions. From the Closing until the second anniversary of the Closing, each of the Investors and their respective Affiliates (including commonly controlled or managed investment funds) shall not (i) directly or indirectly acquire, agree to acquire, or offer to acquire, beneficial ownership of any equity or debt securities of Office Depot, any warrant or option to purchase such securities, any security convertible into any such securities, or any other right to acquire such securities, (ii) directly or indirectly enter into or agree to enter into any merger, business combination, recapitalization, restructuring, change of control transaction or other extraordinary transaction involving Office Depot or any of its Subsidiaries, (iii) make, or in any way participate or engage in, directly or indirectly, any solicitation of proxies to vote, or seek to advise or influence any Person with respect to the voting of, any voting securities of Office Depot or any Subsidiary of Office Depot, (iv) bring any action or otherwise act to contest the validity of the restrictions set forth in this Section 24, or seek a release of such restrictions, (v) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of Office Depot or any Subsidiary of Office Depot except for any group consisting solely of the Investors and their respective Affiliates, (vi) seek the removal of any directors from the Board or a change in the size or composition of the Board, (vii) propose or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other Person regarding any possible purchase or sale of any securities or assets of Office Depot or any Subsidiary of Office Depot (other than securities owned by the Investors), (viii) call, request the calling of, or otherwise seek or assist in the calling of a special meeting of the shareholders of Office Depot, (ix) deposit any Common Shares in a voting trust or similar arrangement or subject any Common Shares to any voting agreement, pooling arrangement or similar arrangement, or grant any proxy with respect to any Common Shares to any Person not Affiliated with the Investor or Office Depot management, (x) disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing or (xi) make, or take, any action that would reasonably be expected to cause Office Depot to make a public announcement regarding any intention of any Investor to take an action that would be prohibited by the foregoing; provided, however, that the foregoing shall not restrict the ability of the Investors to enter into any swap or any other arrangement, understanding, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Shares, whether any such arrangement, understanding, transaction, swap or series of transactions is to be settled by delivery of securities, in cash or otherwise. For the avoidance of doubt, the provisions of this Section 24 shall not be deemed to be effective unless and until the Closing occurs.

25. Certain Definitions.

(a) “Affiliate” of any Person shall mean any other Person directly or indirectly controlling or controlled by or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person has the meaning specified in Rule 12b-2 under the Exchange Act (including Commission and judicial interpretations thereof); and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

(b) “Office Depot Credit Agreement” shall mean that certain Amended and Restated Credit Agreement, dated as of May 25, 2011, as such may be amended, waived or modified, from time to time.

(c) “Office Depot Stockholder Approval” shall mean the affirmative vote of a majority of the votes cast on a proposal approving the issuance of Common Shares pursuant to the Merger Agreement at the Office Depot Stockholders Meeting by holders of Preferred Shares and Common Shares entitled to vote thereon on the record date for the Office Depot Stockholders Meeting, voting together as a single class.

(d) “Person” shall mean any individual, association, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, Governmental Authority or any other form of entity.

(e) “Subsidiary” of any Person shall mean any corporation, partnership, joint venture, limited liability company, trust or other form of legal entity of which (or in which) more than 50% of (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such partnership, joint venture or limited liability company or (iii) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

(f) “Undiluted Office Depot Stock” shall mean an amount equal to that amount of Common Shares that are expected by Office Depot to be issued and outstanding immediately following the Closing (without giving effect to any Office Depot Options, Office Depot Stock-Based Awards or other securities convertible, exercisable or exchangeable for Common Shares, in each case that are expected by Office Depot to be issued and outstanding immediately following the Closing).

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

OFFICE DEPOT, INC.

By:	/s/ Michael D. Newman
	Name:	Michael D. Newman
	Title:	Executive Vice President and Chief Financial Officer

OFFICEMAX INCORPORATED

By:	/s/ Ravichandra K. Saligram
	Name:	Ravichandra K. Saligram
	Title:	President and CEO

[Signature Page to Voting Agreement]

BC PARTNERS, INC., as the Investor Representative

By:	/s/ Justin Bateman
Name: Justin Bateman
Director

For and on behalf of the Limited Partnerships BC European Capital VIII – 1 to 12, 14 to 34 and 37:

By:	/s/ Matthew Elston
Name: Matthew Elston
Director, CIE Management II Limited acting as General Partner of the Limited Partnerships BC European Capital VIII – 1 to 12, 14 to 34 and 37

By:	/s/ Laurence McNairn
Name: Laurence McNairn
Director, CIE Management II Limited acting as General Partner of the Limited Partnerships BC European Capital VIII – 1 to 12, 14 to 34 and 37

For and on behalf of BC European Capital 35 SC, 36 SC, 38 SC and 39 SC:

By:	/s/ Matthew Elston
Name: Matthew Elston
Director, LMBO Europe SAS As Gérant to BC European Capital 35 SC, 36 SC, 38 SC and 39 SC

By:	/s/ Mike Twinning
Name: Mike Twinning
Director, LMBO Europe SAS As Gérant to BC European Capital 35 SC, 36 SC, 38 SC and 39 SC

[Signature Page to Voting Agreement]

Schedule 1

Investors

Investor	Jurisdiction of Incorporation	Form of Entity	Series A Preferred Owned Shares	Series B Preferred Owned Shares
BC European Capital VIII-1	UK	Limited Partnership	20,046.00	5,506.00
BC European Capital VIII-2	UK	Limited Partnership	20,186.00	5,543.00
BC European Capital VIII-3	UK	Limited Partnership	20,723.00	5,690.00
BC European Capital VIII-4	UK	Limited Partnership	26,615.00	7,309.00
BC European Capital VIII-5	UK	Limited Partnership	26,615.00	7,309.00
BC European Capital VIII-6	UK	Limited Partnership	26,382.00	7,244.00
BC European Capital VIII-7	UK	Limited Partnership	26,382.00	7,244.00
BC European Capital VIII-8	UK	Limited Partnership	26,172.00	7,187.00
BC European Capital VIII-9	UK	Limited Partnership	26,382.00	7,244.00
BC European Capital VIII-10	UK	Limited Partnership	26,055.00	7,155.00
BC European Capital VIII-11	UK	Limited Partnership	15,703.00	4,312.00
BC European Capital VIII-12	UK	Limited Partnership	4,202.00	1,154.00
BC European Capital VIII-14	UK	Limited Partnership	4,674.00	1,283.00
BC European Capital VIII-15	UK	Limited Partnership	374.00	103.00
BC European Capital VIII-16	UK	Limited Partnership	2,335.00	641.00

BC European Capital VIII-17	UK	Limited Partnership	140.00	38.00
BC European Capital VIII-18	UK	Limited Partnership	9.00	3.00
BC European Capital VIII-19	UK	Limited Partnership	145.00	40.00
BC European Capital VIII-20	UK	Limited Partnership	135.00	37.00
BC European Capital VIII-21	UK	Limited Partnership	61.00	17.00
BC European Capital VIII-22	UK	Limited Partnership	70.00	19.00
BC European Capital VIII-23	UK	Limited Partnership	47.00	13.00
BC European Capital VIII-24	UK	Limited Partnership	37.00	10.00
BC European Capital VIII-25	UK	Limited Partnership	47.00	13.00
BC European Capital VIII-26	UK	Limited Partnership	747.00	205.00
BC European Capital VIII-27	UK	Limited Partnership	42.00	12.00
BC European Capital VIII-28	UK	Limited Partnership	23.00	6.00
BC European Capital VIII-29	UK	Limited Partnership	23.00	6.00
BC European Capital VIII-30	UK	Limited Partnership	23.00	6.00
BC European Capital VIII-31	UK	Limited Partnership	9.00	3.00
BC European Capital VIII-32	UK	Limited Partnership	14.00	4.00
BC European Capital VIII-33	UK	Limited Partnership	5.00	1.00
BC European Capital VIII-34	UK	Limited Partnership	5.00	1.00

BC European Capital VIII-35 SC	France	Sociétés Civiles	140.00	38.00
BC European Capital VIII-36 SC	France	Sociétés Civiles	9.00	3.00
BC European Capital VIII-37	UK	Limited Partnership	9.00	3.00
BC European Capital VIII-38 SC	France	Sociétés Civiles	5.00	1.00
BC European Capital VIII-39 SC	France	Sociétés Civiles	5.00	1.00
Total			274,596.00	75,404.00